Venture Capital for Nanotechnology and Microsystems

FELLOW SHAREHOLDERS:

At Harris & Harris Group, we tell our portfolio companies that the best time for change is when you are positioned to succeed and when you have the capital to execute on a new direction.  It is time to heed our own advice.

In our first quarter letter to shareholders, we said: "We believe we have adequate capital to get our portfolio companies to cash flow breakeven or to exit without raising additional capital.  We believe our portfolio and Harris & Harris Group are positioned to succeed.  Although it has taken time to build significant companies, we believe that our companies, based on breakthroughs at the nanoscale, are becoming leaders in their industries.  We believe there is potential for significant returns from these companies as they mature."  We believe these assessments remain true.

However, given the current economic and market environment, three things are clear to us.  First, even though many of our private portfolio companies are maturing nicely, it is difficult to have clear visibility to liquidity in these companies.  Select initial public offerings ("IPOs") are being financed, and according to Thompson Reuters, already a total of 62 IPOs have been completed this year as compared to 61 in all of 2009.  But, with volatility having returned to the market and fear over the general economy increasing, it is difficult to predict how robust the interest in IPOs will be in the second half of 2010 and the beginning of 2011.

  As we have stated previously, many of our companies are reaching a maturity point where they require less invested capital going forward.  This means they will require less capital from us than they have historically, there will be less dilution to our current ownership and they are beginning to control their future by growing their revenue and generating positive cash flow.  Ultimately, we seek to recognize returns through the liquidity provided by mergers and acquisitions ("M&A") and IPOs of these companies.  Whereas we began the year believing that we would see this type of liquidity in some of these investments in 2010, we believe that these events may take additional time should the markets remain risk averse and volatile.

Second, with the lengthening time between investment and return on investment in private venture capital-backed companies, we need to find a way to generate returns with greater frequency.  As a public company, we should not count on investors to wait five years between liquidity events.  We will seek to position our investments so that we can demonstrate positive returns on investments on an annual basis.  These returns will both offset expenses and demonstrate that we are capable of realizing returns on investments and increasing our net asset value per share ("NAV").

Third, we believe that with interest rates at their current level, holding close to $50 million in U.S. Treasuries and cash equivalents constrains our returns to investors over the long term.  As a venture capital company, it is critical that we have capital available to support our best companies until we have an opportunity for liquidity in our investments.  As such, we will continue to maintain a substantial amount of liquid capital on our balance sheet and will not put the company in a position where we need to raise capital through additional equity financings. However, to complement our private portfolio investing, we seek to invest some of this capital in areas where we will have greater liquidity than we currently have in our existing portfolio.

Below we outline the changes we are undertaking to address these observations and increase our opportunities for success.

First, we are refining our strategy for investing in public companies.  We continue to believe that current structural issues in the market for public companies with market capitalizations less than $500 million offer the potential for outsized returns for investors. However, we believe that our competitive advantage resides with companies with market capitalizations below $50 million.  These companies are commonly referred to as "nano" capitalization companies.  These companies could be listed on an exchange or be traded on the over-the-counter bulletin board ("OTCBB").  These companies file their financials with the Securities and Exchange Commission but are not actively followed by institutional investors and rarely have the benefit of robust analyst coverage.  Many of these companies have exciting products enabled by nanotechnology and microsystems.  Some of these companies have revenue and some are generating positive cash flow. Several of these companies are one to two years ahead of comparable venture capital-funded companies but trade at a deep discount to the value of these privately held companies.

We believe our time frame from investment to monetization of our investment in these companies could be 12-24 months, and that our domain expertise, combined with our venture capital skill-sets and deal structure know-how, provide important competitive advantages in this space.  These companies are in need of capital and guidance, similar to our private venture capital companies.  Knowledge of their technology and their markets is required to identify which companies are positioned to succeed.  As venture investors, finding fundamentally exciting companies in interesting market arenas is our strength.  Many of these companies need access to high quality managements, next generation technology or complementary business opportunities.  These are some of the services we have provided to our portfolio companies.  Lastly, these companies need help in executing on their business so that they can gain listing on a national exchange or begin to interest institutional investors, thereby improving valuation.

 Additionally, we believe there are some aspects of our public venture capital structure that make us unique as investors in this universe.  First, we have assembled an ecosystem of investors, analysts, Sarbanes Oxley experts, bankers, investor relations experts and consultants that would be extremely helpful to the companies in which we plan to invest.  Second, we have access to over 15,000 shareholders of Harris & Harris Group, many of which are looking for opportunities to invest in exciting companies ahead of other public market investors.  As we help position these companies for entry onto an exchange or for growth to greater market capitalization and liquidity, we believe our shareholders will be interested in participating in some of these opportunities.

As a result of refining our strategy, we sold our positions in SatCon Technology Corporation and Orthovita, Inc., during the second quarter.  Both are quality companies that we believe will execute on their businesses over the next few years.  Currently, we believe both are undervalued.  However, both have market capitalizations above $150 million.  They have analyst coverage and their stock is held by investment funds with trading experts that have both short and long positions in their stock.  Both are volatile.  We did not trade around our positions.  As such, we believe we were at a disadvantage to other investors placing bets on these companies.  As a company with few employees, the focus of our team is critical.  We have decided our time is better served focusing on opportunities where we believe we have a competitive advantage.  Although we made money on our investment in SatCon, and we lost money on our investment in Orthovita, both investments and the returns on the investments were immaterial to our financial results.

Second, while our strategy is to continue to invest in private companies, we currently do not plan to make an initial equity investment in a private company until we get increased visibility into the timing of liquidity for our privately held portfolio.  Currently, we believe this visibility will come in 2010.  We have 31 private investments in our portfolio.  We have been transparent with our shareholders on the performance of our portfolio through two "Meet the Portfolio Days" in the past year and through our news releases and updates in our quarterly letters to shareholders.  We believe there is potential for significant returns from some of these companies as they mature through both IPOs and M&A transactions.

Although, we do not plan to make initial equity investments in private companies until our visibility to liquidity improves, we may provide debt financing to private companies that are generating cash or have near-term visibility to reaching positive cash flow.  Credit remains extremely expensive or unavailable for even the strongest small private companies.  We have an opportunity to secure favorable terms on debt we provide for companies we know well or work with through our venture investing activities.  In addition to fees and monthly principal and interest payments, we may receive warrants in these investments.  Providing venture debt permits us to generate near-term cash flow with a defined period for return on our investment.

 Third, we are reducing our presence in Palo Alto.  As we have refined our investment thesis, the need for a substantial presence in Silicon Valley has become less important.  We believe we can be more nimble – and more cost-effective – executing on our strategy if our team is more centralized.  We will retain one of our Managing Directors in Northern California to help manage our 15 portfolio companies on the west coast and to continue to provide us with access to high-quality deal flow.

We believe these strategic changes strengthen Harris & Harris Group and position us for success. We have ample cash to execute on our strategy and to permit us to maximize our returns on our portfolio. Our strategy allows us to fully utilize the skills of our team to continue to seek investment returns where we believe there will be opportunities in the economic climate of the coming years. We are excited to focus our efforts on opportunities that play to our strengths and our competitive advantages as a public venture capital company.

We look forward to answering any questions and elaborating further on our strategy and our visibility to liquidity on our second quarterly call on Thursday, August 12, 2010.

Douglas W. Jamison
Chairman, Chief Executive Officer
and Managing Director

June 28, 2010

This letter may contain statements of a forward-looking nature relating to future events.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter.  Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results.  Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.